Exhibit 99

Dillard’s, Inc. Issues New $1 Billion Senior Unsecured Revolving Credit Facility

LITTLE ROCK, Ark. – May 14, 2015 – Dillard’s, Inc. (DDS-NYSE) (“Dillard’s” or “the Company”) announced today that it has issued a new $1 billion senior unsecured revolving credit facility, taking advantage of favorable market conditions and enhancing the Company’s liquidity. This credit facility replaces a secured credit facility, which is further evidence of Dillard’s continued improvement in financial strength. It will mature on May 13, 2020.

The credit facility is available to the Company for general corporate purposes including, among other uses, working capital financing, the issuance of letters of credit, capital expenditures and, subject to certain restrictions, the repayment of existing indebtedness and share repurchases. In accordance with the financial covenants in the credit agreement, Dillard’s will not permit the total leverage ratio to exceed 4.00 to 1.00 or the coverage ratio to be less than 2.50 to 1.00.

The credit facility was arranged by J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Regions Capital Markets and Citizens Bank, N.A.

About Dillard’s
Dillard’s, Inc. ranks among the nation’s largest fashion retailers, with annual sales exceeding $6.6 billion. The Company focuses on delivering style, service and value to its shoppers by offering compelling apparel, cosmetics, and home selections complemented by exceptional customer care. Dillard’s stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 274 Dillard’s locations and 23 clearance centers spanning 29 states, plus an Internet store at www.dillards.com.